                                                                                                                     Exhibit 12
                                                         McDONALD'S CORPORATION
                                                 STATEMENT RE:  COMPUTATION OF RATIOS
                                                          Dollars in Millions

                                                         Six Months
                                                       Ended June 30,                   Years Ended December 31,
                                                      ---------------      --------------------------------------------------
                                                      1995       1994       1994       1993       1992       1991       1990
                                                      ----       ----       ----       ----       ----       ----       ----
     EARNINGS AVAILABLE FOR FIXED CHARGES
     - Income before provision for income taxes     $1,020.0    $874.0    $1,886.6   $1,675.7   $1,448.1   $1,299.4   $1,246.3

     - Minority interest in operating results of
       majority-owned subsidiaries, including
       fixed charges related to redeemable
       preferred stock, less equity in
       undistributed operating results of
       less-than-50% owned affiliates                    4.7       2.9         6.6        6.9        5.3        5.1        0.6

     - Provision for income taxes of 50% owned
       affiliates included in consolidated income
       before provision for income taxes                27.0      10.2        34.9       34.2       29.4       34.1       28.8

     - Portion of rent charges (after reduction
       for rental income from subleased
       properties) considered to be representative
       of interest factors*                             52.1      38.6        83.4       71.6       70.1       67.9       59.0

     - Interest expense, amortization of debt
       discount and issuance costs, and
       depreciation of capitalized interest*           188.2     164.1       346.0      358.0      413.8      433.9      411.9
                                                   ---------------------------------------------------------------------------
                                                    $1,292.0  $1,089.8    $2,357.5   $2,146.4   $1,966.7   $1,840.4   $1,746.6
                                                   ===========================================================================
     FIXED CHARGES
     - Portion of rent charges (after reduction
       for rental income from subleased
       properties) considered to be representative
       of interest factors*                            $52.1     $38.6       $83.4      $71.6      $70.1      $67.9      $59.0

     - Interest expense, amortization of debt
       discount and issuance costs, and fixed
       charges related to redeemable preferred
       stock*                                          194.6     162.7       343.9      349.3      405.4      425.7      403.4

     - Capitalized interest*                            10.1       9.1        21.0       20.7       20.5       28.5       38.9
                                                   ---------------------------------------------------------------------------
                                                      $256.8    $210.4      $448.3     $441.6     $496.0     $522.1     $501.3
                                                   ===========================================================================
     RATIO OF EARNINGS TO FIXED CHARGES                 5.03      5.18        5.26       4.86       3.96       3.53       3.48
                                                   ===========================================================================

     *Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.
     /TABLE